Exhibit 99(s)(2)

Power of Attorney

          I, George W. Gowen, the undersigned Director of UBS Tamarack International Fund, L.L.C, UBS M2 Fund, L.L.C. and UBS Multi-Strat Fund, L.L.C. (the “Funds”), hereby authorize each of Michael Mascis and Douglas A. Lindgren, as attorneys-in-fact, to sign on my behalf in the capacity indicated in each of the Registration Statements or amendments thereto (including post-effective amendments) for each of the Funds and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

By: /s/ George W. Gowen
       Name: George W. Gowen
       Title: Director

Dated as of April 18, 2006